EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-157276, 333-172596, 333-174983, 333-183617, 333-198757 and 333-213407) on Form S-8 of Flotek Industries, Inc. and subsidiaries of our report dated April 2, 2018 with respect to the statement of net assets available for benefits of Flotek Industries, Inc. 2012 Employee Stock Purchase Plan as of December 31, 2017 and the related statement of changes in net assets available for benefits for the year ended December 31, 2017 appearing in this annual report (Form 11-K) of Flotek Industries, Inc. 2012 Employee Stock Purchase Plan.

/s/ Moss Adams LLP

Houston, Texas
April 2, 2018